Exhibit 6.5

ASTV-Ronco Brands ASSIGNMENT OF COMMON SHARES

Dated as of February 17, 2017

This ASTV-Ronco Brands Assignment of Common Shares (the “Assignment”), dated as of the date first set forth above, is from As Seen on TV, Inc., a Florida corporation (the “Assignor”) to Ronco Brands, Inc. (“Assignee”).

NOW, THEREFORE, pursuant to the terms of the Settlement and General Release Agreement, dated as of February 17, 2017, by and between Assignor, Assignee, Infusion Brands, Inc., Ediets.com, Inc., TV Goods Holding Corporation, Tru Hair, Inc., Ronco Holdings, Inc., RFL Enterprises, LLC and Ronco Funding, LLC, and RNC Investors, LLC (the “Settlement Agreement”), and in consideration of the settlements and releases set forth in the Settlement Agreement, and such other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the parties hereto hereby agree as follows. Capitalized terms used but not defined herein have the meaning given them in the Settlement Agreement.

1.	Effective as of the Closing Date (as defined in the Settlement Agreement), Assignor hereby sells, grants, conveys, assigns, transfers and delivers to Assignee all of Assignor’s right, title, and interest in and to 800 shares of common stock, par value $0.0001 per share, of Ronco Holdings, Inc., a Delaware corporation (the “Shares”), free and clear of all liens, mortgages, pledges, options, claims, security interests, conditional sales contracts, title defects, encumbrances, charges and other restrictions of every kind (collectively, the “Liens”). In connection therewith, Assignor has executed and delivered the stock power as attached hereto as Exhibit A. Such sale, transfer, conveyance and assignment shall be effective on the Closing Date.

2.	Assignor covenants and agrees that in the event that (i) the Shares or other rights covered in this Assignment cannot be transferred or assigned by it without the consent of or notice to a third party and in respect of which any necessary consent or notice has not as of the date hereof been given or obtained, or (ii) the Shares or rights are non-assignable by their nature and will not pass by this Assignment, the beneficial interest in and to the same will in any event pass to Assignee, as the case may be; and the Assignor covenants and agrees (in each case without any obligation on the part of the Assignor to incur any out-of-pocket expenses) (a) to hold, and hereby declares that it holds, such property, Shares or rights in trust for, and for the benefit of, Assignee, (b) to cooperate with Assignee in Assignee’s efforts to obtain and to secure such consent and give such notice as may be required to effect a valid transfer or transfers of such Shares or rights, (c) to cooperate with Assignee in any reasonable interim arrangement to secure for Assignee the practical benefits of such Shares pending the receipt of the necessary consent or approval, and (d) to make or complete such transfer or transfers as soon as reasonably possible.

3.	Assignor further agrees that it will at any time and from time to time, at its sole cost, at the request of Assignee, execute and deliver to Assignee any and all other and further instruments and perform any and all further acts reasonably necessary to vest in Assignee the right, title and interest in or to any of the Shares which this instrument purports to transfer to Assignee.

4.	Any individual, partnership, corporation or other entity may rely, without further inquiry, upon the powers and rights herein granted to Assignee and upon any notarization, certification, verification or affidavit by any notary public of any state relating to the authorization, execution and delivery of this Assignment or to the authenticity of any copy, conformed or otherwise, hereof.

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5.	This Assignment is being delivered in connection with the Closing under the Settlement Agreement and is made subject to the provisions of the Settlement Agreement. In the event of any conflict or inconsistency between this Assignment and the Settlement Agreement, the Settlement Agreement shall be the controlling document.

6.	Sections 7 through 18 of the Settlement Agreement are hereby incorporated herein by reference as though fully set forth herein, provided that (i) all references therein to the “Agreement” shall be deemed references to this Assignment and (ii) all references therein to the “Parties” or a “Party” shall be deemed a reference to Assignor, Assignee or both, as applicable.

7.	Assignor and Assignee acknowledge and agree that this Assignment is being executed as of the date hereof, pursuant to the Settlement Agreement. Notwithstanding anything herein to the contrary, this Assignment shall become automatically effective, without any further action of Assignor or Assignee, on the Closing Date. Notwithstanding anything herein to the contrary, in the event that the Settlement Agreement is terminated in accordance with its terms, this Assignment shall automatically terminate without any further action of Assignor or Assignee and shall be null and void as of the date of such termination.

[Signatures appear on following page]

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IN WITNESS WHEREOF, each of the parties has caused this Assignment to be executed as of the date first set forth above.

Ronco Brands, Inc.

By: /s/ William M. Moore
Name: William M. Moore
Title: Chief Executive Officer

As Seen on TV, Inc.

By: /s/ Shad Stastney
Name: Shad Stastney
Title: Chief Executive Officer

[Signature page to ASTV-Ronco Brands Assignment of Common Shares Agreement]

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Exhibit A

Stock Power

IRREVOCABLE STOCK POWER

FOR VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, As Seen on TV, Inc. (“Assignor”) hereby assigns, transfers, and conveys to Ronco Brands, Inc., all of Assignor’s right, title, and interest in and to 800 shares of common stock, par value $0.0001 per share, of Ronco Holdings, Inc., a Delaware corporation (“RHI”) and hereby irrevocably appoints William M. Moore as Assignor’s attorney-in-fact to transfer said shares on the books of RHI, with full power of substitution in the premises.

Dated: February 17, 2017, but effective as of the Closing Date (as defined in the Settlement and General Release Agreement dated as of February 17, 2017, entered into by and between As Seen on TV, Inc., Infusion Brands, Inc., Ediets.com, Inc., TV Goods Holding Corporation, Tru Hair, Inc., RFL Enterprises, LLC, Ronco Funding, LLC, Ronco Holdings, Inc., RNC Investors, LLC and Ronco Brands, Inc.).

As Seen on TV, Inc.

By:           /s/ Shad Stastney

Name:      Shad Stastney

Title:       Chief Executive Officer

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